As filed with the Securities and Exchange Commission on August 11, 2005
			Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
M-SYSTEMS FLASH DISK PIONEERS LTD.
(Exact name of registrant as specified in its charter)
Israel		Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

7 Atir Yeda Street, Kfar Saba, Israel		44425
(Address of Principal Executive Offices)		(Zip Code)
2003 STOCK OPTION AND RESTRICTED STOCK INCENTIVE PLAN
(Full title of the plan)
M-Systems, Inc. 555 Mathilda Avenue, Suite 220, Sunnyvale, CA 94560
	(Name and address of agent for service)
(510) 494-2090
(Telephone number, including area code, of agent for service)
	Copies to:
Clifford M.J. Felig Meitar Geva Liquornik & Leshem Brandwein 16 Aba Hillel Silver Road Ramat Gan 52506, Israel Telephone No.: (972-3) 610-3100 Telecopier No.: (972-3) 610-3111
Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, NIS 0.001 par value of M-Systems Flash Disk Pioneers Ltd.	4,562,705(2)	$13.88(3)	$63,330,346(3)	$7,454
Ordinary Shares, NIS 0.001 par value of M-Systems Flash Disk Pioneers Ltd.	3,437,295	$25.21(4)	$86,654,207(4)	$10,200
Total	8,000,000	$18.748	$149,984,553	$17,654

(1)

This registration statement shall also cover any additional Ordinary Shares that become issuable under the 2003 Stock Option and  Restricted Stock Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares.

(2)	Represents Ordinary Shares subject to options outstanding under the Plan as of the date of the Registration Statement.
(3)

Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"). The price of $13.88 per share represents the weighted average exercise price for such outstanding options.

(4)

Calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low sale prices of the Registrant's Ordinary Shares on the Nasdaq National Market on August 9, 2005.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"), the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who participate in the 2003 Stock Option and Restricted Stock Incentive Plan (the "Plan") adopted by M-Systems Flash Disk Pioneers Ltd. (the "Company" or the "Registrant"), and are not being filed with or included in this Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(i) The Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on May 27, 2005;

(ii)

The Company's Current Reports on Form 6-K furnished to the Commission on January 13 and 31, 2005, February 22 and 24, 2005, March 17, 2005, April 20, 2005 (as amended), May 2, 3 and 9, 2005 and July 20 and 26, 2005; and

(iii)

The description of the Company's Ordinary Shares contained in its Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on January 29, 1993, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Certain legal matters in connection with the Ordinary Shares that we are offering are being passed upon by Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel. A member of Meitar Liquornik Geva & Leshem Brandwein holds options to acquire 5,000 of our Ordinary Shares.

Item 6.	Indemnification of Directors and Officers

Article 65 of the Company's Articles of Association contains provisions for the indemnification of directors and officers and permits the Company to obtain liability insurance for officers and directors. The Company has also entered into indemnification agreements with its directors and officers.

The Company carries a directors' and officers' liability insurance policy which provides for payment of certain liability claims and the related expenses of the Company's directors and officers in connection with threatened, pending, or completed actions, suits or proceedings against them in their capacities as directors and officers, in accordance with the Company's Articles of Association and Israeli law.

Section 260 of the Israeli Companies Law, 5759-1999 (the "Law") permits a company's Articles of Association to provide that the company may indemnify an officer or director (a "Office Holder"), in connection with his service to the company as an Office Holder, with respect to an act performed by the Office Holder in such position for (i) a financial obligation imposed on him in favor of another person by a court judgment, including a settlement or an arbitrator's award approved by court; (ii) reasonable litigation expenses, including attorneys` fees, incurred by the Office Holder as a result of an investigation or proceeding instituted against the Office Holder by an authority having the power to conduct such investigation or proceeding, provided that (A) no indictment was filed against such Office Holder as a result of such investigation or proceeding and (B) no financial liability as a substitute for the criminal proceeding  was imposed upon the Office Holder as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent; (iii) reasonable litigation expenses, including attorneys' fees, incurred by an Office Holder or charged against the Office Holder by a court in a proceeding instituted against the Office Holder by the company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.. Under Section 260 of the Law, the provision in the Articles of Association may allow the indemnification obligation to be approved after the fact or, subject to certain tests of reasonableness, in advance.

Section 261 of the Law permits a company's Articles of Association to provide that the company may insure an Office Holder against monetary liabilities incurred as a result of an act or omission he committed in connection with his service as an Office Holder of the company, if such liabilities arise from (i) the breach of a duty of care or (ii) the breach of a fiduciary duty to the extent the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, as well as against a monetary liability that the Office Holder incurs towards a third party.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description
4.1	M-Systems Flash Disk Pioneers Ltd. 2003 Stock Option and Restricted Stock Incentive Plan.
5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein
23.1	Consents of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm
23.2	Consent of BDO Seidman, LLP.
23.3	Consent of Meitar Liquornik Geva & Leshem Brandwein (contained in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature page)

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Se-curities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, State of Israel, on the 11th day of August, 2005.

M-SYSTEMS FLASH DISK PIONEERS LTD.

BY: /S/ DOV MORAN

Dov Moran
President and Chief Executive Officer

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Each person whose signature appears below constitutes and appoints Dov Moran and/or Ronit Maor, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ DOV MORAN Dov Moran	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 11, 2005

/S/ RONIT MAOR Ronit Maor	Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2005

/S/ ARYEH MERGI Aryeh Mergi	Director, Executive Vice President of Business Development	August 11, 2005

/S/ DANA GROSS Dana Gross	Director, Chief Marketing Officer	August 11, 2005

/S/ ITSIK ONFUS Itsik Onfus	Director	August 11, 2005

/S/ YAIR SHOHAM Yair Shoham	Director	August 11, 2005

/S/ DR. HANS WAGNER Dr. Hans Wagner	Director	August 11, 2005

/S/ YOSSI BEN SHALOM Yossi Ben Shalom	Director	August 11, 2005

/S/ ZEHAVA SIMON Zehava Simon	Director	August 11, 2005

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Authorized Representative in the U.S.:

M-Systems, Inc.

By:	/S/ DOV MORAN
Name:	Dov Moran

Title:	President and Chief Executive Officer

Date:	August 11, 2005

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EXHIBIT INDEX

Exhibit Number	Description
4.1	M-Systems Flash Disk Pioneers Ltd. 2003 Stock Option and Restricted Stock Incentive Plan.
5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein
23.1	Consents of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm
23.2	Consent of BDO Seidman, LLP.
23.3	Consent of Meitar Liquornik Geva & Leshem Brandwein (contained in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature page)

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